Exhibit 99.1

Company Contact:	Investor Relations Contact:
Michael Anthofer	Moriah Shilton
Chief Financial Officer	Director, Investor Relations
408-321-6711	408-321-6713

TESSERA TECHNOLOGIES ANNOUNCES FOURTH QUARTER 2008 RESULTS

- Total Revenues of $69.1 Million Grew 30 Percent Versus Prior Year Quarter -

San Jose, Calif., Feb. 2, 2009 – Tessera Technologies, Inc. (Nasdaq: TSRA) announced its results for the fourth quarter and year ended Dec. 31, 2008.

Revenue Highlights: Fourth Quarter 2008

•	Total revenues were $69.1 million.

•	Royalty and license fees were $62.5 million.

•	Product and service revenues were $6.5 million.

Generally accepted accounting principles (GAAP) net income for the fourth quarter of 2008 was $7.7 million, or $0.16 per share, which included non-cash charges of $7.3 million for stock-based compensation, $2.9 million for amortization of acquired intangibles and impairment charges of $2.5 million related to certain investments of the company and the former headquarters in San Jose.

Non-GAAP net income for the fourth quarter of 2008 was $20.4 million or $0.41 per diluted share. Non-GAAP net income is defined as income and operating expenses adjusted for non-cash tax expense, acquired intangibles amortization, charges for acquired in-process research and development, and stock-based compensation expense. Non-GAAP net income per share equals non-GAAP net income divided by the non-GAAP weighted diluted share count as of that period end.

“Fourth quarter 2008 total revenues were up 30% and royalty and license fees were up 37% compared to last year’s fourth quarter, driven by stronger than expected royalty revenue from certain existing customers and option fees from Motorola,” said Henry R. “Hank” Nothhaft, president and chief executive officer, Tessera. “Although we are not immune to the current headwinds facing the semiconductor industry and there is a lot of uncertainty about the current and coming quarters, there are several factors that we believe will partially mitigate the negative impact of the current slowdown on Tessera. For example, we are paid on units shipped not on units manufactured. We remain confident in our business and expect to continue generating long-term growth.”

Revenue Highlights: Year Ended Dec. 31, 2008

•	Total revenues were $248.3 million.

•	Royalty and license fees were $220.3 million.

•	Product and service revenues were $27.9 million.

GAAP net income for 2008 was $4.6 million, or $0.10 per diluted share. Non-GAAP net income for the period was $45.9 million, or $0.93 per diluted share.

“For the full year 2008, total revenues were up 27 % and royalty and license fees were up 37% compared to 2007,” stated Michael Anthofer, chief financial officer, Tessera. “Litigation expenses in 2008 were $84.3 million, up from $22.3 million in 2007. This year-over-year increase in litigation is the principal reason for the lower 2008 GAAP and Non-GAAP net income measures as compared to 2007.

“We remain committed to protecting our intellectual property and leveling the playing field for our customers. Our IP protection efforts in 2008, which included litigation and compliance efforts, resulted in increased royalty payments from various licensees. We ended 2008 with a solid foundation upon which to enter 2009, with $298.6 million in cash, cash equivalents and investments, and no debt.”

Litigation Review and Update

•

Amkor Arbitration On Jan. 14, 2009, the International Chamber of Commerce’s International Court of Arbitration issued to Tessera an award of $64.1 million, due by Feb. 15, 2009, for Amkor’s material breach of its license agreement. This amount covers the time period March 2, 2002 through Dec. 1, 2008 and includes pre-judgment interest.

•

Investigation No. 337-TA-630 (DRAM ITC Action) On Jan. 6, 2009, the International Trade Commission (ITC) Administrative Law Judge (ALJ), citing the Court’s current caseload and responsibilities in other investigations, extended the deadline for issuing the Initial Determination in the action from Jan. 14, 2009 to March 6, 2009, and the date for issuance of the Final Determination (the target completion date) in the action from April 14, 2009 to July 6, 2009.

•

Investigation No. 337-TA-605 (Wireless ITC Action) On Jan. 30, 2009, the ITC granted Tessera’s Petition for Review and will review the Initial Determination by the ALJ. The ITC’s Final Determination remains scheduled to be issued by April 3, 2009.

•

Investigation No. 337-TA-649 (Subcon ITC Action) On Feb. 2, 2009, Tessera requested that the ITC pause the proceedings until the ITC has made a Final Determination in the Wireless ITC Action. The chief reason for Tessera’s request is that there are disputes common to both the Subcon ITC Action and the Wireless ITC Action now under review by the full ITC, so that it would be a waste of judicial resources, as well as the parties’ resources, to proceed to trial before the ALJ in the Subcon ITC Action until both the Court and the parties have the benefit of the ITC’s Final Determination in the Wireless ITC action.

First Quarter 2009 Financial Guidance

Beginning in January 2009, Tessera will have the following two reporting segments, Micro-electronics and Imaging & Optics. Within each, the company will have two revenue categories: Royalty & License Fees and Products & Services.

First quarter 2009 total revenues are expected to range between $54.0 million and $58.0 million, exclusive of the Amkor award. This compares to first quarter 2008 total revenues of $59.3 million.

First quarter 2009 Micro-electronics revenue is expected to range between $46.0 million and $48.0 million, all of which will be royalty and license related. As the company has disclosed previously, this revenue will be impacted by the volume-based incentive pricing programs Tessera has with two of its major customers. Revenue will also be impacted by the weaker fourth quarter financial performance of the majority of the company’s DRAM and Wireless licensees, which reflects the macro economic conditions in the served markets of Tessera’s customers. Although the $64.1 million Amkor award mentioned above in the litigation update would, from a segment reporting standpoint, be reflected in Micro-electronics royalty and license fees, it should be noted that the company’s first quarter 2009 guidance does not include the Amkor award.

As a comparison, in the first quarter of 2008, Micro-electronics royalty and license fees were $46.2 million and products and services revenue was $2.5 million, for a total of $48.7 million for this segment.

First quarter 2009 Imaging & Optics revenue, in total, is expected to range between $8.0 million and $10.0 million. Imaging & Optics royalty and license revenue will range between $5.0 million and $6.0 million. Imaging & Optics products and services revenue will range between $3.0 million and $4.0 million. This compares to Imaging & Optics royalty and license revenue of $4.0 million and products and services revenue of $6.6 million in the first quarter of 2008, which totaled $10.6 million for this segment. The products and services revenue is down year-over-year primarily due to lower demand from the company’s lithography customers.

Non-GAAP operating expenses for the first quarter of 2009 are projected to range between $32.0 million and $33.0 million, excluding litigation expenses.

Conference Call Information

Tessera will hold its fourth quarter 2008 earnings conference call at 1:30 P.M. Pacific (4:30 P.M. Eastern) on Monday, Feb. 2, 2009. To access the call in the U.S., please dial 866-531-1286, and for international callers dial 706-643-3789 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for 2 business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 78822353.

About Tessera

Tessera Technologies, Inc. delivers miniaturization technologies that transform electronic products. The company’s packaging and interconnect solutions enable smaller, higher-functionality electronic devices. Tessera’s imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property. The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure. The company is headquartered in San Jose, California. For information call 408-321-6000 or go to www.tessera.com.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company’s earnings release contains non-GAAP financial measures that exclude the income statement effects of non-cash tax expense, either one-time or ongoing non-cash acquired intangibles amortization charges, acquired in-process research and development, and all forms of stock-based compensation and the effects of FAS 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. Management believes that the non-GAAP measures used in this report provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of non-GAAP net income to our reported GAAP net income.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the company’s financial results, industry trends, and the company’s IP protection efforts, including litigation and the actions of the ITC. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

-Tables follow-

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007 (1)	2008	2007 (1)
Revenues:
Royalty and license fees	$62,481	$45,501	$220,252	$161,045
Past production payments	170	—	170	—
Product and service revenues	6,474	7,539	27,869	34,643

Total revenues	69,125	53,040	248,291	195,688

Operating expenses:
Cost of revenues	3,945	3,791	16,746	17,708
Research, development and other related costs	16,654	10,420	61,599	37,526
Selling, general and administrative	36,505	22,716	153,847	74,314

Total operating expenses	57,104	36,927	232,192	129,548

Operating income	12,021	16,113	16,099	66,140
Other income and expense, net	(193)	3,255	3,087	11,941

Income before taxes	11,828	19,368	19,186	78,081
Provision for income taxes	4,139	6,366	14,544	32,943

Net income	$7,689	$13,002	$4,642	$45,138

Basic and diluted net income per share:
Net income per share - basic	$0.16	$0.27	$0.10	$0.95

Net income per share - diluted	$0.16	$0.27	$0.10	$0.93

Weighted average number of shares used in per share calculations - basic	47,993	47,912	47,963	47,566

Weighted average number of shares used in per share calculations - diluted	48,168	48,837	48,358	48,637

(1)	Certain prior year amounts have been reclassified to conform to current year presentation in the Consolidated Statements of Operations.

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(in thousands)

	December 31, 2008	December 31, 2007*
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$87,890	$207,158
Short-term investments	188,610	82,566
Accounts receivable, net	14,724	13,464
Inventories	1,534	1,817
Deferred tax assets	2,409	5,291
Other current assets	8,220	3,544

Total current assets	303,387	313,840
Property and equipment, net	36,984	29,443
Intangible assets, net	71,312	51,336
Goodwill	40,444	35,489
Deferred tax assets	19,756	12,937
Long-term investments	22,134	—
Other assets	7,572	1,391

Total assets	$501,589	$444,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,924	$2,301
Accrued legal fees	13,945	4,789
Accrued liabilities	17,747	9,532
Deferred revenue	6,085	469
Income tax payable	1,385	1,274

Total current liabilities	42,086	18,365

Deferred tax liabilities	8,991	7,747
Other long-term liabilities	3,608	—
Stockholders’ equity:
Common stock	49	48
Additional paid-in capital	347,568	313,387
Treasury stock	(10,505)	(544)
Accumulated other comprehensive loss	(777)	(494)
Retained earnings	110,569	105,927

Total stockholders’ equity	446,904	418,324

Total liabilities and stockholders’ equity	$501,589	$444,436

*	Derived from audited financial statements

TESSERA TECHNOLOGIES, INC.

RECONCILIATION TO NON-GAAP INCOME FROM GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
GAAP Net Income	$7,689	$13,002	$4,642	$45,138
Adjustments to GAAP net income:
Stock-based compensation - cost of revenues	98	478	443	2,200
Stock-based compensation - research, development and other related costs	2,902	798	8,473	2,629
Stock-based compensation - selling, general and administrative	4,254	3,611	15,220	13,270
Amortization of acquired intangibles - cost of revenues	820	423	2,946	1,690
Amortization of acquired intangibles - research, development and other related costs	1,642	1,265	6,419	4,471
Amortization of acquired intangibles - selling, general and administrative	460	202	1,709	807
Non-cash income tax expense	2,514	5,285	3,573	26,301
Adjustment for acquired in-process research & development charge	—	—	2,500	—

Non-GAAP net income	$20,379	$25,064	$45,925	$96,506

Non-GAAP net income per common share - diluted	$0.41	$0.51	$0.93	$1.95

Weighted average number of shares used in per share calculations excluding the effects of FAS 123R - diluted	49,136	49,594	49,236	49,453